Athena Silver Draws on Credit Facility to Fund Fall Work Program on Langtry

CALICO MINING DISTRICT ACTIVITY UPDATE

August 24, 2012                                                                       FOR IMMEDIATE RELEASE

Boulder, Co ---- Athena Silver Corporation (OTCBB: AHNR) announced it has drawn an additional $100,000 on its credit facility to fund its fall 2012 work program planned for Langtry, which will include bulk  sample collection and additional metallurgical testing in accordance with the recommendations of Athena’s technical  consultants..   “We think further investment in metallurgical testing and also the rehabilitation of the water well on the property will enhance the value of Langtry.   Both of these are key components in our future mine planning and we are excited to commence with the next phase of our development at Langtry,” said John Power, President of Athena.

CALICO MINING DISTRICT UPDATE

Pan American Silver Corporation (NASDAQ: PAAS) has also recently announced that it has focused its attention Waterloo silver development project in the Calico District,  which Pan American has stated contains a large historical mineral resource estimate in excess of 100 million ounces of silver. The Waterloo project is near Langtry.  According to Pan American, The first phase drill results from Waterloo are exceptional. The first 11 RC holes returned consistent high grade and wide intersects starting from the surface in most holes. They compare very well to the historic drill results from Asarco and in some instances are even higher grade. Pan American further stated that its drilling will continue with a second phase in order to confirm the historic mineral resource estimate. Pan American described Waterloo as being well on its way to being Pan American's newest development project. For the remainder of the year, the Pan American stated it will increase its exploration efforts at Waterloo, including metallurgical test work, continued RC and diamond drilling, geological mapping and geophysical surveys.1

Athena’s Langtry project together with Pan American’s Waterloo project are classified together as a “single significant deposit” by the United States Geological Survey which maintains a database of significant domestic resources for precious metals.

The announcement from Pan American contains the following disclaimer: “The historical estimate was prepared prior to implementation of National Instrument 43-101, Standards of Disclosure for Mineral Projects ("NI 43-101"), and the Company has not yet completed the work necessary to verify the historical estimate or to classify the historical estimate as current Mineral Resources.  Accordingly, the Company is not treating the historical estimate as a current Mineral Resource or NI 43-101-compliant based on information prepared by or under the supervision of a Qualified Person ("QP").  The historical estimate should not be relied upon.”

About Athena Silver Corporation:

Athena Silver Corporation is a junior exploration company focused on the exploration and development of its flagship Langtry silver project in California.

Langtry Silver Project, San Bernardino County, California

The Langtry silver project consists of 862 acres including 20 patented claims comprising 413.22 acres in the Calico Mining District of San Bernardino County, California. Athena entered into a 20-year mining lease with an option to purchase the Langtry patented Claims effective March 15, 2010. The Lease/Purchase agreement is subject to continuing financial and work commitments on the claims and other royalties more fully described in the company's filings available on the SEC's website at www.sec.gov.

There were over 200 holes drilled in the project area by the minerals division of Superior Oil Company in the late 1960s and 1970s. Average depth was 400 feet and the deepest hole was 575 feet. Our resource database includes 135 of the Superior holes together with the 13 holes drilled by Athena in 2011.  An NI 43-101 technical report was published on May 3, 2012 on the Langtry project with an Indicated Resource of 18,809,000 Ounces of Silver and Inferred Resource of 42,623,000 Ounces of Silver.

Lava Beds District Prospect, San Bernardino County, California

Athena also has fee simple ownership of a 661.37 acre property near the Lava Beds Mining District and has evidence of historic mining.    It is adjacent to both the “Silver Cliffs” and “Silver Bell” historic mines.   The property is located in the same regional geologic area known as the “Western Mojave Block” that includes our flagship Langtry project.   It is approximately 28.5 miles SE of our Langtry project.

Cautionary Statement

The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) - CIM Definition Standards on Mineral Resources and Mineral Reserves , adopted by the CIM Council, as amended. These definitions differ from the definitions in the United States Securities and Exchange Commission (“SEC”) Industry Guide 7 under the United States Securities Act of 1933, as amended (the “Securities Act”). Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that all or any part of a mineral deposit in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.

For more information, please visit the Company's website at: www.athenasilver.com.

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that Athena Silver Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Athena Silver Corporation's periodic filings with the Securities and Exchange Commission.

Contact: John Power

               President, Athena Silver Corporation

               707-884-3766